Exhibits 5.1, 8.1 and 23.1
                                                    --------------------------

                               Sidley Austin LLP
                               787 Seventh Ave.
                           New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599






                                                              August 29, 2006

CWABS, Inc.
4500 Park Granada
Calabasas, California  91302


            Re:  CWABS, Inc.
                 CWABS Asset Backed Certificates Trust, Series 2006-SPS2 Asset Backed Certificates,
                 Series 2006-SPS2
                 -------------------------------------------------------

Ladies and Gentlemen:

      We have acted as special counsel for CWABS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Asset Backed Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement, dated as of August 1, 2006 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Countrywide Home Loans, Inc., as a seller ("CHL"), Park Granada LLC, as a seller, Park Monaco Inc., as a seller ("Park Monaco"), and Park Sienna LLC, as a seller ("Park Sienna" and, together with CHL and Park Monaco, the "Sellers"), Countrywide Home Loans Servicing LP, as master servicer (the "Master Servicer"), and The Bank of New York, as trustee (the "Trustee").

      The Certificates will represent the entire beneficial ownership interest in CWABS Asset Backed Certificates Trust, Series 2006-SPS2 (the "Issuing Entity"). The assets of the Issuing Entity will consist primarily of a pool of mortgage loans (the "Mortgage Loans") secured by second liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

      We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below.



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

Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

      Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company, the Sellers and the Master Servicer and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding agreement of the Company, the Sellers and the Master Servicer, enforceable against the Company, the Sellers and the Master Servicer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law. In rendering this opinion, we have relied on the opinions of counsel of Sandor E. Samuels, as to matters involving the due authorization, execution and delivery of the Pooling and Servicing Agreement by the Depositor, the Sellers and the Master Servicer.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. Each REMIC described in the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), the Regular Certificates will be treated as regular interests in the Master REMIC, the Class A-R Certificate will represent ownership of the sole class of residual interest in each REMIC described in the Pooling and Servicing Agreement and the rights of the holders of the Regular Certificates with respect to Net Rate Carryover, will represent for federal income tax purposes, contractual rights coupled with regular interests within the meaning of Treasury regulation ss. 1.860G-2(i), assuming: (i) an election is made to treat the assets of each REMIC as a real estate mortgage investment conduit, (ii) compliance with the Pooling and Servicing Agreement and the accuracy of all representations made by each party to the Pooling and Servicing Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder.

      The opinions set forth in paragraph 3 are based upon the current provisions of the Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions are based. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.



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

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.


                                            Very truly yours,

                                             /s/ SIDLEY AUSTIN LLP
                                             ---------------------
                                                 SIDLEY AUSTIN LLP



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